EXHIBIT 21

MEDSTONE INTERNATIONAL, INC.

SUBSIDIARIES

Name	Jurisdiction

United Physicians Resources, Inc.	Delaware
Northern Nevada Lithotripsy Associates, LLC	Nevada
Southern Idaho Lithotrispy Associates, LLC	California
Medstone International, Ltd.	Scotland
Zenith Medical Systems, Ltd.	England